Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

Wells Fargo Bank, National Association

WF Card Issuance Trust

The undersigned, a duly authorized officer of Wells Fargo Bank, National Association (the “Bank”), as Servicer pursuant to the Servicing Agreement, dated as of November 14, 2023 (as amended, supplemented, or otherwise modified from time to time, the “Servicing Agreement”) by and between the Issuer, the Bank, as Servicer, and WF Card Funding, LLC, as Holder of the Transferor Interest, does hereby certify that:

1.	The Bank is Servicer under the Servicing Agreement.

2.	The undersigned is duly authorized as required pursuant to the Servicing Agreement to execute and deliver this Certificate.

3.	This Certificate is delivered pursuant to Section 7.06 of the Servicing Agreement.

4.	A review of the activities of the Bank during the 12-month period ended December 31, 2025 and of its performance under the Servicing Agreement was made under my supervision.

5.

To the best of my knowledge, based on such review, the Bank has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the 12-month period ended December 31, 2025.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of March 2026.

By:	/s/ Kristine Kinzle
Name: Kristine Kinzle
Title: Executive Director